EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Bock Communications, Inc.	Leap contacts:
Valerie Breslow, Media Relations	Jim Seines, Investor Relations
714-206-3201	858-882-6084
vbreslow@bockpr.com	jseines@leapwireless.com
Leap Announces Restatement of Prior Period Results to Correct Errors in
Deferred Income Tax Accounting
~ Restatement Expected to Result in Material, Non-cash Improvements in Reported
Net Income (Loss) for Affected Periods ~
SAN DIEGO – March 6, 2006 – Leap Wireless International, Inc. [NASDAQ: LEAP], today announced that it will restate its audited and unaudited financial results reported subsequent to its August 2004 emergence from Chapter 11 bankruptcy to correct for errors in previously reported income tax expense, goodwill, and other long-term liabilities. These errors were identified by management during the preparation of the Company’s annual income tax provision for the year ended December 31, 2005. The restatements are not expected to affect previously reported revenues, operating income, or cash flows from operations, or to impact cash taxes paid or owed. The correction of these errors is expected to result in material, non-cash decreases to income tax expense and improvements in net income (loss) for the nine months ended September 30, 2005, and for the five months ended December 31, 2004. The effect of these errors on the results of the individual quarters contained in these periods may vary. In addition, these restatements will result in increases to goodwill and other long-term liabilities for all affected periods. Accordingly, because of these errors, the Company’s previously issued financial statements for these periods should not be relied upon. The adjustments result from the correction of accounting errors and are not attributable to any misconduct by Company employees.
The restatements result from: (i) errors in the calculation of the tax bases of certain wireless licenses and deferred taxes associated with tax deductible goodwill, (ii) errors in the accounting for the release of the valuation allowance on deferred tax assets recorded in fresh-start reporting, and (iii) the determination that the netting of deferred tax assets associated with wireless licenses against deferred tax liabilities associated with wireless licenses was not appropriate, as well as the resulting error in the calculation of the valuation allowance on the

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license-related deferred tax assets. These errors arose in connection with the Company’s implementation of fresh-start reporting on July 31, 2004 pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” The Company’s management and Audit Committee have discussed the matters disclosed in this press release with the Company’s independent registered public accounting firm.
While the Company has not yet completed its assessment of the items described above, the adjustments to be made to the Company’s financial statements for the five months ended December 31, 2004 and for the nine months ended September 30, 2005 are expected to fall within the ranges summarized below. There can be no assurance, however, that final results will not differ materially from these preliminary findings:

	As of and for the	As of and for the
	five months ended	nine months ended
	December 31, 2004	September 30, 2005
	(In thousands, except per	(In thousands, except per
	share data)	share data)
Increase in goodwill	$120,000 to $135,000	$100,000 to $115,000
Increase in other long-term liabilities	$120,000 to $135,000	$85,000 to $100,000
Decrease in income tax expense	$500 to $1,500	$16,000 to $19,000
Improvement in net income (loss)	$500 to $1,500	$16,000 to $19,000
Improvement in net income (loss) per diluted share	$0.00 to $0.02	$0.26 to $0.31
Leap expects to release fourth quarter and full year 2005 operating results during the week of March 13, 2005. Details regarding the specific date and time of the Company’s earnings release and conference call will be issued in a separate press release.
The restatements described above may result in defaults under the $710 million senior secured credit agreement among Cricket Communications, Inc., Leap Wireless International, Inc., Bank of America, N.A. and certain lenders. The Company expects to continue to make scheduled payments of principal and interest under such credit agreement. Leap also intends to obtain waivers of the potential defaults resulting from the restatements from the required lenders under the credit agreement. Unless waived by the required lenders, an event of default would permit

Leap Announces Restatement of Prior Period Results to Correct Errors in Deferred Income Tax Accounting	Page 3 of 4
the administrative agent to exercise its remedies under the credit agreement, including declaring all outstanding debt under the agreement to be immediately due and payable. Leap believes that the required lenders will agree to waive any defaults that may occur as a result of the restatements, however, such actions cannot be assured.
About Leap
Leap, headquartered in San Diego, Calif., is a customer-focused company providing innovative mobile wireless services targeted to meet the needs of customers under-served by traditional communications companies. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both Cricket® and Jump TM Mobile. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited local voice minutes, unlimited domestic long distance voice minutes, unlimited text, instant and picture messaging and additional value-added services over a high-quality, all-digital CDMA network. Designed for the mobile-dependent, urban youth market, Jump Mobile is a unique prepaid wireless service that offers customers free unlimited incoming calls from anywhere with outgoing calls at an affordable 10 cents per minute and free incoming and outgoing text messaging. Both Cricket and Jump Mobile services are offered without long-term commitments or credit checks. For more information, please visit www.leapwireless.com.
Except for the historical information contained herein, this news release contains “forward-looking statements” reflecting management’s current forecast of certain aspects of Leap’s future. Some forward-looking statements can be identified by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions. This news release is based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements as a result of:
•	the completion of the Company’s assessment and its independent registered public accounting firm’s audit of the items described in this press release;

•	the failure of the Company to obtain a waiver from the required lenders under the Company’s $710 million senior secured credit agreement; and,

•	other factors detailed in the section entitled “Risk Factors” included in our Form 10-Q for the fiscal quarter ended September 30, 2005 and in our other SEC filings.
All forward-looking statements included in this news release should be considered in the context of these risk factors. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

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Leap and the Leap logo design are registered trademarks of Leap Wireless International, Inc. Cricket is a registered trademark of Cricket Communications, Inc., Cricket Unlimited Access, Cricket Unlimited Plus, Cricket Unlimited Classic, Jump Mobile, Travel Time, Cricket Clicks and the Cricket K are trademarks of Cricket Communications, Inc.
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